Exhibit 99.1

Date	May 10, 2006	News Release
For Release	Upon Receipt
Contact	Media:	Financial Community:
	Joe Balaban	Darrin Duda, CFA
	412-232-6848	412-393-1158
DUQUESNE LIGHT HOLDINGS REPORTS FIRST-QUARTER 2006 RESULTS
     PITTSBURGH – Duquesne Light Holdings (NYSE: DQE) today reported adjusted earnings (non-GAAP) for the first quarter of 2006 of $21.1 million, or $0.27 per share, compared to $19.3 million, or $0.25 per share, for the first quarter of 2005. In accordance with generally accepted accounting principles (GAAP), the company reported income from continuing operations for the first quarter of 2006 of $14.4 million, or $0.18 per share, compared to $34.6 million, or $0.45 per share, for the first quarter of 2005.
Adjusted earnings (non-GAAP), for the quarter, reported by business segment on an adjusted basis, in millions, were as follows:

	2006	2005
Electricity Delivery	$6.2	$8.5
Electricity Supply	5.4	3.0
Energy Solutions	3.9	4.1
Financial	10.7	7.1
Communications	0.5	0.6
All Other	(5.6)	(4.0)

Consolidated	$21.1	$19.3

A full reconciliation of GAAP earnings to adjusted earnings for the quarter is included in the tables below.
•	Adjusted earnings from the Electricity Delivery segment decreased $2.3 million, compared to the first quarter of 2005. This difference was primarily the result of an increase in uncollectible account expense, resulting from increased participation in our utility customer assistance programs, and an increase in depreciation expense as a result of the significant amount of capital expenditures in 2005.

•	Adjusted earnings from the Electricity Supply segment increased $2.4 million, compared to the first quarter of 2005, primarily as a result of lower purchased power expense.

•	Adjusted earnings from the Financial segment increased $3.6 million, compared to the first quarter of 2005, primarily as a result of an increase in the average sales price of pipeline-quality landfill gas.

Duquesne Light Holdings Reports First-Quarter 2006 Results

Rate Cases
On April 7, 2006, Duquesne Light filed a distribution rate case with the Pennsylvania Public Utility Commission (PUC) to recover the increased costs of service and to receive a fair return on its investments. The proposed rates would help the company to offset increased costs to provide service, including its upgrade of the Pittsburgh region’s electric infrastructure. This is the first requested rate increase since 1987. Duquesne Light has requested a distribution rate increase of approximately $144 million. The company also notified the PUC that it intends to file a request with the Federal Energy Regulatory Commission (FERC), later this year, to increase transmission rates by approximately $19 million. Duquesne Light expects PUC review of its filing to take approximately nine months. The company believes new rates will go into effect in early January 2007.
Earnings Guidance
The company maintains its 2006 earnings guidance of $80 million to $90 million from continuing operations, as established in February 2006. This guidance excludes fair value changes in derivative energy contracts. Factors affecting this guidance include the uncertainty and ultimate impact, if any, surrounding the Section 29 tax credit phase-out, as well as the timing of the closing of the acquisition of a minority interest in the Keystone and Conemaugh power plants.
Reconciliation of Adjusted Earnings and Reported Income
Adjusted earnings is a non-GAAP measure that adjusts reported income for special items and one-time charges or credits. Management uses adjusted earnings (non-GAAP) internally to evaluate the company’s performance and manage its operations. The company believes that this non-GAAP financial measure provides a consistent and comparable measure to help shareholders better understand and evaluate operating results and performance trends.
The tables below provide a reconciliation of adjusted earnings (non-GAAP) to reported income from continuing operations (GAAP), by business segment, for the first quarters of 2006 and 2005.
Reconciliation of Adjusted Earnings to GAAP

	1st Quarter 2006
	Elec.	Elec.	Energy			All
(all amounts in millions)	Delivery	Supply	Solutions	Financial	Comm.	Other	Total

Adjusted Earnings — Non-GAAP	$6.2	$5.4	$3.9	$10.7	$0.5	$(5.6)	$21.1

Items excluded from adjusted earnings:
Change in fair value of derivative energy contracts		(1.5)					(1.5)
Estimated tax credit phase-out adjustment				(2.3)			(2.3)
Other income tax adjustments, net						(2.9)	(2.9)

Total items excluded from adjusted earnings	0.0	(1.5)	0.0	(2.3)	0.0	(2.9)	(6.7)

Reported Income — GAAP	$6.2	$3.9	$3.9	$8.4	$0.5	$(8.5)	$14.4

Duquesne Light Holdings Reports First-Quarter 2006 Results

Reconciliation of Adjusted Earnings to GAAP

	1st Quarter 2005
	Elec.	Elec.	Energy			All
(all amounts in millions)	Delivery	Supply	Solutions	Financial	Comm.	Other	Total

Adjusted Earnings — Non-GAAP	$8.5	$3.0	$4.1	$7.1	$0.6	$(4.0)	$19.3

Items excluded from adjusted earnings:
Change in fair value of derivative energy contracts		8.3					8.3
Sale of investment in natural gas partnership				4.6			4.6
Settlement of interest rate lock arrangement						2.4	2.4

Total items excluded from adjusted earnings	0.0	8.3	0.0	4.6	0.0	2.4	15.3

Reported Income — GAAP	$8.5	$11.3	$4.1	$11.7	$0.6	$(1.6)	$34.6

As noted in the table, adjusted earnings (non-GAAP) for the first quarter of 2006 and 2005 do not include the following items that are included in reported income from continuing operations (GAAP):
•	($1.5) million in the first quarter of 2006, and $8.3 million in the first quarter of 2005, resulting from the change in the fair value of certain derivative energy contracts.

•	($2.3) million resulting from the estimated tax credit phase-out in the first quarter of 2006 and $4.6 million from the sale of an investment in a natural gas operating partnership in the first quarter of 2005.

•	($2.9) million resulting from the net impact of income tax adjustments in the first quarter of 2006 and $2.4 million from the favorable settlement of an interest rate lock arrangement in the first quarter of 2005.
The table below provides a reconciliation of adjusted earnings (non-GAAP) to reported income from continuing operations (GAAP), in per share amounts, for the first quarters of 2006 and 2005.

Reconciliation of Adjusted Earnings to GAAP
	(All amounts per share,
	unless noted)

	Three Months
	Ended March 31,
	2006	2005

Adjusted Earnings — Non-GAAP	$0.27	$0.25

Items excluded from adjusted earnings:
Estimated tax credit phase-out adjustment (Financial segment)	(0.03)
Other income tax adjustments, net (All Other category)	(0.04)
Settlement of interest rate lock arrangement (All Other category)		0.03
Sale of investment in natural gas partnership (Financial segment)		0.06
Change in fair value of derivative energy contracts (Electricity Supply segment)	(0.02)	0.11

Total items excluded from adjusted earnings	(0.09)	0.20

Reported Income — GAAP	$0.18	$0.45

Average Number of Common Shares Outstanding (in millions)	78.2	77.3

Duquesne Light Holdings Reports First-Quarter 2006 Results

Internet Broadcast
A live Internet broadcast of management’s presentation to members of the financial community is scheduled for 11 a.m., EDT, today. The broadcast can be accessed through the company’s website (www.duquesnelightholdings.com). Once on the homepage, just click “Internet Broadcast of Management Presentation” to access. A replay of the presentation will be made available on the company’s website through May 24. Please refer to the company’s 10-Q for additional details regarding first-quarter 2006 results.
About the Company
Duquesne Light Holdings is comprised of an electric-utility company and several affiliate companies that complement the core business. Duquesne Light Company, its principal subsidiary, is a leader in the transmission and distribution of electric energy, offering superior customer service and reliability to more than half a million customers in southwestern Pennsylvania.
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Duquesne Light Holdings Reports First-Quarter 2006 Results

The foregoing contains forward-looking statements, the results of which may materially differ from those implied due to known and unknown risks and uncertainties, some of which are discussed below. Projected cash flow, earnings, earnings growth, capitalization, capital expenditures and dividends will depend on the performance of Holdings’ subsidiaries, and board policy. Earnings will be impacted by the timing of the Keystone and Conemaugh power station acquisitions, which in turn will depend on the timing and substance of the regulatory approval. Demand for and pricing of electricity and landfill gas, changing market conditions, and weather conditions could affect earnings levels. Duquesne Light’s earnings will be affected by the number of customers who choose to receive electric generation through POLR III, by Duquesne Light’s ability to negotiate appropriate terms with suitable generation suppliers, by the performance of those suppliers, and by the changes in market value of energy commodity products under contract. Projected POLR supply requirements will depend on POLR customer retention, which in turn may depend on market generation prices, as well as the marketing efforts of competing generation suppliers. Distribution rate base and earnings will depend on the outcome of our distribution rate case, which in turn is subject to PUC review and approval. Transmission rate base and earnings will depend on the ultimate structure of our transmission rate case, which in turn will be subject to FERC review and approval. Earnings will also be affected by rate base, equity and allowed return levels. Regional transmission organization rules and FERC-mandated transmission charges could affect earnings. Changes in electric energy prices could affect earnings as the fair value of energy commodity contracts fluctuates. The amount and timing of any debt reduction or refinancing will depend on the availability of cash flows and appropriate replacement or refinancing vehicles. The amount and timing of any securities issuance (debt or equity) will depend on financial market performance and the need for funds. The credit ratings received from the rating agencies could affect the cost of borrowing, access to capital markets and liquidity. Changes in synthetic fuel plant operations owned by a single customer could affect Duquesne Energy Solutions’ earnings. Competition, operating costs and gas prices could affect earnings and expansion plans in the landfill gas business, as well as the anticipated operating life of our landfill gas sites. Earnings with respect to synthetic fuel operations, landfill gas and affordable housing investments will depend, in part, on the continued availability of, and compliance with the requirements for, applicable federal tax credits. The availability of synthetic fuel and landfill gas tax credits depends in part on the average well-head price per barrel of domestic crude oil. Demand for dark fiber will affect DQE Communications’ earnings. The final resolution of proposed adjustments regarding state income tax liabilities (which could depend on negotiations with the appropriate authorities) could affect financial position, earnings, and cash flows. Overall performance by Holdings and its affiliates could be affected by economic, competitive, regulatory, governmental and technological factors affecting operations, markets, products, services and prices, as well as the factors discussed in Duquesne Light Holdings’ SEC filings made to date.
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Statements of Income (Unaudited)

	(All Amounts in Millions,
	Except Per Share Amounts)
	Three Months Ended March 31,
	2006	2005

Operating Revenues:
Retail sales of electricity	$187.6	$186.7
Other	36.3	32.0

Total Operating Revenues	223.9	218.7

Operating Expenses:
Purchased power	96.5	81.6
Other operating and maintenance	57.7	55.7
Depreciation and amortization	20.7	20.5
Taxes other than income taxes	13.7	13.8

Total Operating Expenses	188.6	171.6

Operating Income	35.3	47.1
Investment and Other Income	4.3	15.5
Interest and Other Charges	(17.8)	(14.5)

Income from Continuing Operations Before Income Taxes and Limited Partners’ Interest	21.8	48.1
Income Tax Expense	(10.0)	(16.0)
Benefit from Limited Partners’ Interest	2.6	2.5

Income from Continuing Operations	14.4	34.6
Income from Discontinued Operations — Net	—	0.4

Net Income	$14.4	$35.0

Average Number of Common Shares Outstanding	78.2	77.3

Basic Earnings Per Share of Common Stock:
Earnings from Continuing Operations	$0.18	$0.45
Earnings from Discontinued Operations	—	—

Basic Earnings Per Share of Common Stock	$0.18	$0.45

Dividends Declared Per Share of Common Stock	$0.25	$0.25